Franklin Credit Management Corporation 10-12G

Exhibit 14.1

 Code of ethics and business conduct

FROM THE OFFICE OF THOMAS AXON

Dear Associates:

Franklin Credit Management Corporation (the “Company” or “Franklin”) is a leading specialty finance and asset management company. We are a leader in quality, a leader in service, and a leader in ethical and honest business practices. We have earned a reputation for honesty and integrity based on the high ethical standards practiced by you and every other dedicated associate of Franklin. Maintaining this excellent reputation is crucial to the Company’s future.

Franklin’s policy has been to compete vigorously and to abide by all laws of the United States of America. However, our commitment to integrity goes far beyond observing the letter and spirit of the law. Even when there is no law, rule, or regulation directly governing a given situation, Franklin expects its associates to do what is right; to be honorable in all that we do, and to set an example for our customers and competitors alike. This applies to all our relationships, including our relationships with consumers, customers, investors, suppliers, competitors, government bodies, the communities in which we do business, and to our co-workers.

As Franklin continues to expand its operations, we have developed the Franklin Code of Ethics and Business Conduct to further articulate the standards by which the Company operates. Each associate should take the time to read and understand this Code of Ethics and Business Conduct, because these are the standards by which each associate’s conduct will be judged. Complying with the Code is vital to the integrity and continued success of our Company.

If you have any questions about the Code of Ethics and Business Conduct or require advice in applying the Code to particular business situations, you should contact your supervisor, the Legal Department, or the Human Resources Department as appropriate.

Franklin’s success is the product of the hard work, commitment, and ethical and honest business practices of its associates. By following the Code, Franklin will continue in its role as an industry leader in quality, service, and integrity.

Sincerely,

Thomas Axon

 Code of ethics and business conduct

POLICY STATEMENT

This Code of Ethics and Business Conduct sets forth the standards of conduct for directors, officers, employees and agents (“associates”) of Franklin Credit Management Corporation ( “Company” or “Franklin”). Each associate is expected to read and understand this Code and to conduct himself or herself accordingly. This Code represents minimum standards of behavior, and in all cases Franklin associates are expected to act in a legal, ethical and socially responsible manner. Associates should also review the Company’s employee handbook.

Although Franklin is in business to make a profit, associates should always remember that the potential for profit never justifies the disregard of business ethics or applicable laws. Indeed, a single associate’s misconduct, whatever the justification, can be costly both from a monetary standpoint and from the standpoint of damage to Franklin’s hard-earned reputation and good will. Improper or illegal conduct can result in both civil and criminal penalties for the Company and for the associate involved. Even the appearance of impropriety can significantly damage Franklin’s reputation and erode public, investor, supplier, customer and consumer confidence in the Company. Consequently all associates must comply fully with all applicable U.S. federal, state and local laws, rules and regulations that govern Franklin’s business conduct. Failure of an associate to comply with this Code of Ethics and Business Conduct may result in disciplinary action, up to and including termination, and/or other legal action.

A variety of laws apply to the Company and its operations, and some laws carry criminal penalties. Examples of criminal violations of the law include trading stock on inside information; stealing, embezzling or misapplying the Company’s funds; using threats, physical force or other unauthorized means to collect money; making a payment for an expressed purpose on the Company’s behalf to an individual who intends to use the payment for a different purpose; making payments, whether from your funds or the Company’s funds, of cash or other items of value that are intended to influence the judgment or actions of political candidates, government officials or businesses in connection with any of the Company’s activities; or making false or misleading disclosures in documents filed with the Securities and Exchange Commission (the “SEC”). The Company must and will report all suspected criminal violations to the appropriate authorities for possible prosecution, and will investigate, address and report, as appropriate, non-criminal violations. It is your responsibility to comply with the laws, rules and regulations applicable to you personally and due to your status as an associate of the Company. You cannot delegate that responsibility to another person or to the Company.

This Code of Ethics and Business Conduct is not a contract. It is not intended to and does not create an employment contract, does not create any contractual rights between the Company and its associates, does not alter or amend any existing or future contractual relationship between the Company and any associate and does not create any express or implied promise for specific treatment in any specific situation.

If you have any questions regarding the applicability or meaning of this Code of Ethics and Business Conduct or any other ethical questions regarding the Company, please contact the Legal Department.

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1.                     CONFLICTS OF INTEREST.

All Franklin associates are expected to avoid allowing their private interests to interfere, or appear to interfere, with the interests of the Company as a whole.

A.                  Generally. Associates must make or participate in business decisions and actions in the course of their employment based on the best interests of the Company as a whole, and not based on personal relationships or benefits. Although this Code contains some general guidelines, associates must apply sound judgment to avoid conflicts of interest that could negatively affect the Company or its business, whether or not the Company has specific rules for that particular situation. Associates must disclose to the Company any situation that may involve inappropriate or improper conflicts of interest affecting an associate personally or affecting other employees or those with whom the Company does business, as described under “REPORTING SUSPECTED CODE VIOLATIONS” below.

B.                   Business Referrals. Associates may not personally attempt to give or steer the Company’s business transactions to companies in which a family relative or personal friend has a financial or other interest unless the associate first fully informs his or her supervisor and the Legal Department about such transaction and relationship and has received the appropriate approvals from unconflicted and sufficiently senior personnel.

C.                   Personal Investments. Generally, associates must avoid investments in other companies with which the Company does business if these investments could create the fact or appearance of a conflict of interest, unless such investments receive the appropriate Company approvals after full disclosure of the relevant circumstances. Investing in relatively small positions in publicly traded securities of other companies is generally not prohibited so long as there is no violation of the Company’s Insider Trading Policy (Attachment A). Associates must notify their supervisor and the Legal Department in advance of any proposed personal investment in other companies with which the Company does business. The Legal Department shall advise on the appropriate approvals, if any, required in such circumstances.

D.                  Corporate Opportunities. Associates must also refrain from purchasing property or otherwise taking for themselves personally a business opportunity that they learn about through their employment with the Company. Associates may not use the Company’s information for personal gain.

E.                   Prohibited Competition. Associates may not compete with the Company during the term of their employment and may not initiate any step to compete with the Company while still in the employment of the Company.

F.                   Outside Compensation and Activities. While employed by the Company, associates may not work for or seek or accept personal payments from any customer, supplier, competitor, distributor, reseller or other business partner of the Company, except as approved in writing by an authorized officer or manager of the Company. Associates may not use trade secrets or other non-public know-how or information learned at the Company in activities outside the Company or in other ways that could harm the Company’s business.

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 G.                   Outside Board Service. Associates must obtain prior written authorization from the Legal Department for service as a director, general partner, manager, officer or similar position with any privately held or public business entity or as an appointee to any kind of governmental or quasi-governmental agency or body. Except where such service could create the fact or appearance of a conflict of interest, could interfere with the Associates’ performance of his or her responsibilities to the Company or other special circumstances are present, such authorization will generally be granted. Service solely as a director or trustee of nonprofit corporations engaged in charitable activities does not require approval unless that activity could involve improper conflicts of interest.

H.                  Gifts and Gratuities. Associates may not seek or accept gifts or gratuities in the form of services or other items of value from Company customers, other business partners or other parties with whom the Company contracts. Associates may not offer or give anything of value that could be or appear to be a bribe or otherwise illegal payment. These prohibitions do not apply to items of truly nominal value such as generally free promotional items, assuming these items are not otherwise prohibited by applicable law or custom. Associates should never accept anything that would appear to create a conflict of interest. In the unusual situation where refusal to accept a true gift might hurt the Company’s business, be sure to consult the appropriate Company officer or manager concerning the proper means of resolving the situation.

I.                     Business Entertainment. Associates must adhere to the Company’s policies as in effect from time to time with respect to costs of entertainment. Extending or accepting invitations to reasonable meals, public events and similar business activities incurred for bona fide business purposes is generally acceptable, assuming the costs are not disproportionate to the business purpose and otherwise do not create the fact or appearance of a conflict of interest. Associates should not attend entertainment events that may appear contrary to professional standards of conduct.

J.                    Travel. Associates must comply with Company travel policies in effect from time to time. All travel-related expenses must actually be incurred, accurately reported and recorded in compliance with these policies.

K.                  Other Corporate Policies. In addition to the above, associates must comply with all other Company policies in effect from time to time.

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2.                  TRADE SECRETS AND CONFIDENTIAL INFORMATION.

A.                  General. Associates must safeguard the Company’s trade secrets and confidential information, which are assets belonging to the Company. Trade secrets and confidential information include any nonpublic information that, if disclosed, might be useful or helpful to the Company’s competitors and harmful to the Company and/or its customers. Common examples include such things as potential acquisitions/dispositions, marketing plans, new product ideas, financial data, supplier lists, customer lists, capital investment plans, projected sales or earnings, manufacturing methods, and salary or other compensation information. Of course, such information also includes any documents containing any of the foregoing or which may be labeled “confidential” or “proprietary.”

B.                   Protecting Confidential Information. Associates must not use or disclose to any other person any trade secrets or material, nonpublic information regarding the Company’s business or operations unless such use or disclosure is properly authorized. The same rule applies to information which the Company has obtained from a customer (or potential customer) on condition of confidentiality. Associates should not share confidential information with friends, relatives or other non-associates, or discuss confidential matters in public places, such as elevators, public transportation (including airplanes) or restaurants. These rules apply both while a person is an associate of the Company and following separation from the Company; the status of information as the Company’s confidential or proprietary information does not change as a result of a change in employment or affiliated status.

C.                   Confidentiality Agreements. If the decision is made to disclose a Company trade secret or confidential information to any person or entity outside of the Company (such as a potential vendor or business partner), it should be done only after appropriate confidentiality arrangements are made or agreements are executed. Confidentiality agreements can be obtained from, and arrangements and agreements must be approved by, the Legal Department.

D.                  Inadvertent Disclosure. Associates should always be alert to and seek to prevent inadvertent disclosures of confidential or proprietary information which may arise in either social conversations or in normal business relations with suppliers and customers.

E.                   Ownership of Intellectual Property. All creative materials, programs, designs, concepts, developments, strategies, etc. (collectively, “Intellectual Property”) developed by an associate during the course of employment or affiliation with the Company belong to the Company. Such Intellectual Property shall remain with the Company following termination of employment or affiliation and associates shall take such reasonable steps as requested by the Company to confirm ownership in the Company, including assigning any personal patent or other rights in such Intellectual Property to the Company. Any such materials developed by an associate, including those developed in the context of a joint venture, may qualify as a Company trade secret, and associates must take the appropriate safeguards to secure the ownership of and protect the confidential and proprietary nature of such items.

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 F.                   Maintaining Confidentiality. The widespread use of computer terminals, the internet and cellular phones has caused confidential and proprietary information to be potentially accessible by many individuals. Failure to adequately protect this corporate information can lead to the loss of highly confidential data that may place the Company at a disadvantage in the marketplace. All associates are responsible and accountable for the integrity and protection of business information (including electronic mail and voice mail) and must take the appropriate steps to protect such information. Documents containing sensitive data should be handled carefully during working hours and must be properly secured at the end of the business day. Particular attention must be paid to the security of data stored on the computer system. Each associate must maintain the secrecy of his or her password and lock sensitive or valuable equipment when not in use.

3.                  ELECTRONIC COMMUNICATIONS POLICY.

Franklin makes available to its associates a variety of electronic communications resources to enable associates to better perform their responsibilities. These resources may include, but are not limited to, voice mail, electronic mail, facsimile, Internet access, audio conferencing, computers and other resources that store and transmit information. While these resources make it possible for associates to more effectively perform their responsibilities, improper use can create potential legal liability, may compromise Franklin’s confidential and/or proprietary business information, or otherwise have a negative effect on Franklin’s business.

The Company’s electronic communications resources should generally be used for business purposes only. Although it is recognized that incidental personal use of some of these systems may occur, such use should be limited in scope, and in no event should any such use cause additional cost to the Company. Sending, receiving, displaying, printing, or otherwise engaging in any communications that are in violation of this policy, or any other Franklin policy, including communications that are unlawful, libelous, invasive of another’s privacy, threatening, fraudulent, harassing, sexually explicit, defamatory, or otherwise objectionable, or that infringe or may infringe the intellectual property or other rights of another person or company, are prohibited. All information of any kind (including voice communications and electronic messages) stored or transmitted on Company systems is the property of the Company and may be retrieved or read by the Company at any time for any corporate purpose. Users of these systems do not have privacy rights with respect to any information created or stored in these systems.

Internet access origination at the Company is a privilege extended by the Company which may be withdrawn at any time. Internet activity will be monitored. Irresponsible use of system resources is prohibited. Resources include bandwidth (the pipeline for the data entering and exiting the Company) and storage for downloaded files. A finite amount of data can travel across the Company’s network at any given time. Downloading large files during business hours can compromise the performance of the entire system. Prior to working with large files, please consider the impact you will have on all other Company network users.

4.                  USE OF COMPANY SOFTWARE.

Company associates use software programs for word processing, spreadsheets, data management, and many other applications. Most of the software products purchased by the Company are covered by some form of licensing agreement that describes the terms, conditions, and allowed uses. This may mean that the Company does not have the right to make copies of that software except for back up purposes. It is Company policy to respect copyright laws and observe the terms and conditions of any license agreement. U.S. copyright law imposes civil and criminal penalties for illegal reproductions and use of copyrighted materials, including licensed software.

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Introducing or using software designed to destroy or corrupt the Company’s computer system with viruses or cause other harmful effects is prohibited. Associates are required to use the Company provided anti-virus software. Introduction of any other software onto the Company’s computers or computer systems first must be approved by the Information Services Department.

5.                  INSIDER TRADING. The Company’s Insider Trading Policy prohibits any employee from buying or selling stock or other securities of the Company, its affiliates or third parties with whom we do business using “material” non-public information concerning the Company or concerning those third parties (until after the material information has been fully disclosed to the public). As the Policy explains in more detail, “material” information is any information that a shareholder would consider important when deciding whether to buy, sell or hold our stock. Employees must also not disclose or “tip” any of this material non-public information to family, friends or others outside the Company. These practices are sometimes called “insider trading.” Please refer to the Company’s Insider Trading Policy (Attachment A) or contact the Legal Department.

6.                  INTEGRITY OF RECORDS AND FINANCIAL REPORTING SYSTEMS. The integrity of the Company’s record-keeping and reporting systems shall be maintained at all times to help Franklin meet its obligation to provide full, fair, timely, accurate and understandable disclosure in its filings with the SEC and its other disclosures to the public and other regulatory entities. Associates working with the Company’s record-keeping and reporting systems must act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting facts or allowing their independent judgment to be subordinated by others. All of the Company’s books, records and accounts, including invoices, purchase orders, expense reports, payroll records and other data, must fully and accurately reflect the actual value and nature of each transaction. Associates and supervisors are forbidden to use, authorize, or condone the use of off-the-books (unofficial) record-keeping or any other device that could be utilized to distort records or reports of the Company’s actual operating results and financial condition. Maintenance or creation of falsified, inaccurate or incomplete records can subject the offending individual and the Company to civil and criminal penalties.

7.                  RECORDS RETENTION. Certain records (such as electronic and paper documents) received or generated at Franklin must be retained for specified periods of time; other records should be purged on a regular basis. Legal and regulatory practice requires the retention of certain records for various periods of time, particularly in the tax, personnel, health and safety, environmental, and financial areas. Failure to retain documents for such minimum periods may subject the Company to penalties and fines or place the Company at a serious disadvantage in litigation. In addition, when litigation or a governmental investigation or audit is pending or imminent, relevant records must not be altered or destroyed until the matter is closed. Destruction of records to avoid disclosure in a legal or governmental proceeding, or in an internal investigation, is a violation of Company policy and, with respect to the governmental proceeding, may also constitute a criminal offense.

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The Company has established controls to assure retention for required periods and timely destruction of records which no longer need to be retained. As they become available, please refer to the Franklin Records Retention Guidelines for information on retention periods and restrictions. Please direct all questions on records retention to the Legal Department, particularly if any litigation, investigation or administrative action involving the Company or any of its officers, suppliers, or customers is pending or threatened.

8.                  COMPETITIVE PRACTICES.

A.	Antitrust Compliance.

i.                     General. The Company’s policy is to comply with all applicable laws that prohibit restraints of trade, unfair trade practices or abuse of economic power. Antitrust compliance is particularly important because of the extremely serious consequences of violations for the Company and its associates. Violations of the antitrust laws can subject the Company to heavy fines and criminal sanctions. Associates who authorize or engage in acts in violation of such laws may be personally subject to substantial fines and to imprisonment.

ii.                    Prohibition on Unlawful Arrangements or Discussions. The Company will not enter into arrangements which unlawfully restrict its ability to compete with other businesses or the ability of any other business organization to compete freely with the Company.

iii.                  Company policy also prohibits entering into, or even discussing, any unlawful arrangement or understanding which affects the Company’s pricing policies, terms upon which its products are purchased or sold which might be construed as dividing customers or sales territories with a competitor.

iv.                  Fair Dealing. Each associate must endeavor to deal fairly and in good faith with the Company’s customers, vendors, competitors, stockholders and employees. No associate shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practices. The Company will not improperly discriminate between competing customers in pricing, terms of sale, promotional assistance or promotional payments.

v.                   Trade Associations. While the Company encourages associate participation in legitimate trade associations, trade association activities must be limited to those clearly consistent with Company objectives and the Company’s obligations under the antitrust laws. Associates should not join a trade association or participate in any trade association activity unless there are legitimate business benefits to be obtained from the trade association and the activities of the trade association are consistent with the antitrust laws.

vi.                  Questions. Associates with questions about the Company’s antitrust policy, the antitrust laws or the application of the policy and antitrust laws to specific factual situations should contact the Legal Department.

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B.	Dealings with Suppliers.

i.                     Basis for Decisions. The Company is a valuable customer for many suppliers of goods, services and facilities. Vendors who want to do business or to continue to do business with the Company must understand that all purchases by the Company will be made exclusively on the basis of suitability to the Company’s needs, furtherance of the Company’s policies and goals, price, quality and service. This policy extends to services such as advertising, auditing, banking, contraction/maintenance, legal advice, recruiting, sales (brokers), as well as to purchasing goods used by the Company.

ii.                    Prohibition on Reciprocity. Suppliers of goods and services will not be asked to buy goods and services from the Company in order to become or continue as a supplier. Such reciprocal dealing arrangements can be a violation of the antitrust laws. The Company considers such reciprocal dealings a harmful practice and a hindrance to assuring purchase of the best available materials or services at the lowest possible prices.

iii.                  Prohibition on Kickbacks and Rebates. Company purchases or sales of goods and services must not lead to Company associates or their families receiving personal kickbacks or rebates. Associates or their families must not accept any form of under-the-table payment.

9.                    DEALINGS WITH PUBLIC OFFICIALS AND THE NEWS MEDIA.

A.                  Public Officials. Non-routine and high profile contacts with public officials should be handled by the Company’s senior management. In situations where Company personnel engage in regular and ongoing contact with public officials, the following standards apply:

i.                     Prohibition on Inducements. No associate shall give any gift or make any form of payment, direct or indirect, to any public official as inducement to having a law or regulation introduced, enacted, defeated, or violated.

ii.                    Special Ceremonies. On special ceremonial occasions, senior officers of the Company may publicly give gifts of more than nominal value to public institutions and public bodies. Such gifts can commemorate special events or milestones in the Company’s history, such as new facilities dedications. These may be transmitted through public officials, but the gifts are given to the public institutions and public groups they represent, not the officials personally.

iii.                  Entertaining Public Officials. From time to time, associates may entertain public officials so long as such entertainment is consistent with applicable laws and regulations. Entertainment can be provided only under the following conditions:

a.                    The entertainment is not for the purpose of corruptly influencing the official.

b.                   The entertainment is not solicited by the public official.

c.                    The entertainment arises out of the ordinary course of business.

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d.                   The entertainment does not involve lavish expenditures or excessive frequency, considering the circumstances.

e.                    The settings and types of entertainment are reasonable, appropriate and fitting to the Company, its guests and the business at hand.

B.                   Dealings with the News Media. The Company is committed to providing, as appropriate, full and prompt disclosure to the media of material developments and events. However, all media relations are to be coordinated through Franklin Credit’s senior management. Franklin associates should not comment on any inquiry from the media, no matter how harmless the inquiry may appear. Any associate who is asked for a statement by the media should explain this policy and refer the matter to the senior management.

10.                 GOVERNMENT INVESTIGATIONS

A.                  Cooperation. It is the policy of the Company to fully cooperate with any appropriate governmental investigation. A condition of such cooperation, however, is that the Company be adequately represented in such investigations by its own legal counsel. Accordingly, anytime an associate receives information about a new government investigation or inquiry, this information should be communicated immediately to the Legal Department. Routine dealings with the government (e.g., tax audits, audits from Labor Department personnel, and OSHA and environmental inspections) can be handled by the associate responsible for such matters if the general nature of the dealings has been approved by the Legal Department. However, if an associate believes that a routine audit may evolve into a more formal government inquiry or investigation, the Legal Department should be contacted.

B.                   Prohibited Actions. Associates should never, under any circumstances:

i.                     destroy or alter any Company documents or records in anticipation of a request for those documents from any government agency or a court;

ii.                    lie or make any misleading statements to any governmental investigator (this includes routine, as well as nonroutine investigations — there is a separate federal statute making such false statements to investigators a crime); or

iii.                  attempt to cause any other Company associate, or any other person, to fail to provide information to any government investigator or to provide any false or misleading information.

C.                   Subpoenas. Should any official inquiry be made through the issuance of a written subpoena or written request for information, such request should immediately, and before any action is taken or promised, be submitted to the Legal Department. Verbal inquiries and requests for documents or information should also be directed to the Legal Department

11.              REFERENCE INQUIRIES. All requests for references by outside parties (i.e., investigative agencies, potential employers, etc.) should be directed to the Human Resources Department for response. Under no circumstances should any information be released except through the Human Resources Department. Franklin’s policy with respect to reference requests for former associates is to disclose only the dates of employment and the title of the last position held.

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12.              NONRETALIATION. It is against Company policy for there to be any form of retaliation against individuals or witnesses who, in good faith, make or corroborate any type of report under this Code of Ethics and Business Conduct or any other Company rule or policy and it is against Company policy and the law for there to be any form of retaliation against individuals who report to proper authorities within or without the Company suspected violations of applicable laws, rules or regulations. The Company will strictly enforce this policy, and will treat retaliatory action as a violation of this Code. Retaliatory actions may also be a crime under federal law. Under no circumstances will any associate be subject to any disciplinary or retaliatory action for making a good faith report of suspected improper conduct. Reporting suspected violations of this Code is more fully discussed in Section 13 herein.

13.              REPORTING SUSPECTED CODE VIOLATIONS (See Attachment B – “Confidential and Anonymous Financial Concern Reporting”)

Each associate must be alert and sensitive to situations that could result in illegal, unethical, or improper actions. Each associate has the obligation to report, in good faith, potential or actual violations of this Code of Ethics and Business Conduct to his or her immediate supervisor, to the Human Resources Department or Legal Department.

The Company shall promptly (and to the extent practicable, confidentially) investigate reports of violations and take the appropriate actions as described in this Code.

Associates should be aware that, in addition to any disciplinary action taken by the Company, violations of the Code may require restitution and may lead to civil or criminal action against the associates involved.

No associate will be penalized for making a good-faith report of suspected violations of this Code of Ethics and Business Conduct or other illegal or unethical conduct, nor will the Company tolerate retaliation of any kind against anyone who makes a good-faith report. An associate who submits a knowingly false report of a violation, however, will be subject to disciplinary action. If you report a suspected violation and in some way also are involved in the violation, the fact that you stepped forward will be considered.

The Audit Committee of the Board of Directors will provide oversight with respect to the general procedures by which investigations of reports of suspected violations are conducted. You should not investigate on your own but leave such work to the appropriate persons. If the result of an investigation indicates that corrective action is required, the Company will decide what steps to take, including, when appropriate, legal proceedings and disciplinary action up to and including termination, to rectify the problem and avoid the likelihood of its recurrence. Where required and, if permissible, where requested, you will be advised of the results of the investigation.

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 14.              UPDATING. The Audit Committee of the Board of Directors will periodically review this Code of Ethics and Business Conduct and expects to recommend appropriate additions or deletions to the Board of Directors from time to time. This Code is subject to all applicable laws and regulations and shall be deemed to be modified to the extent necessary to conform to changes in such laws and regulations. This Code may be updated or modified by the Audit Committee and the Board of Directors at any time. This Code may be amended from time to time by the Company to make technical, administrative or non- substantive modifications.

15.              INTERPRETATION. Except where specifically provided for in this Code, the Audit Committee retains sole discretion in interpreting and applying this Code of Ethics and Business Conduct. No waiver of this Code may occur without the prior approval of the Audit Committee of the Board of Directors. Any waiver of this Code for directors or executive officers of the Company will be promptly disclosed, to the extent required by applicable law.

16.              CONTINUANCE OF EXISTING PERSONNEL POLICIES RULES AND PERFORMANCE STANDARDS. The Company has set forth in writing numerous policies, procedures, rules and standards of associate performance which continue in force. This Code of Ethics and Business Conduct is intended to summarize and supplement —not replace— these established policies, procedures, rules, and standards.

It continues to be the responsibility of all associates to comply with all such policies, rules and performance standards.

17. IMPROPER INFLUENCE ON CONDUCT OF AUDITORS

The Company’s associates are prohibited from directly or indirectly taking any action to coerce, manipulate, mislead or fraudulently influence the Company’s independent auditors for the purpose of rendering the financial statements of the Company materially misleading. Prohibited actions include, but are not limited to, those actions taken to coerce, manipulate, mislead or fraudulently influence an auditor: (1) to issue or reissue a report on the Company’s financial statements that is not warranted in the circumstances (due to material violations of generally accepted accounting principles, generally accepted auditing standards or other professional or regulatory standards); (2) not to perform audit, review or other procedures required by generally accepted auditing standards or other professional standards; (3) not to withdraw an issued report; or (4) not to communicate matters to the Company’s Audit Committee.

18. PUBLIC FILINGS, COMMUNICATIONS AND ACCOUNTING MATTERS

The Company’s chief executive officer, chief financial officer, principal accounting officer and controller are responsible for promoting full, fair, accurate, timely and understandable disclosure in the reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company (“Reports”). However, to the extent requested to provide information to be included in, or to participate in the preparation of, Reports, other Company employees are responsible for providing such information and in preparing such Reports in a manner that will help to ensure the full, fair, accurate, timely and understandable disclosure of such information in the Reports.

If an employee suspects misconduct, irregularity, or other questionable matters regarding accounting, internal accounting controls or auditing matters, he or she should immediately contact their supervisor, Human Resources or the General Counsel. The employee may also anonymously contact the Company Financial Concern Hotline at (866) 783-5391.

19. ANNUAL ACKNOWLEDGMENT

 To better ensure compliance with the Code of Ethics and Business Conduct, Whistleblower Policy and Insider Trading Policy, the Company requires that all associates review the Code of Ethics and Business Conduct, Whistleblower Policy and Insider Trading Policy, acknowledging their understanding and adherence in writing on an annual basis on the attached form.

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Code of Ethics and Business Conduct

I, ___________________, hereby certify that I have read and understand the above rules, and agree to adhere strictly to them. I further certify that I understand that failure to adhere to these rules will result in serious consequences and may result in termination of my employment with the Company.

Signature	Date

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ATTACHMENT A

 Insider Trading Policy

Franklin Credit Management Corporation (the “Company”) has established the following rules for directors, officers and employees of the Company. All such directors, officers and employees of the Company are subject to, and must strictly adhere to, the following:

Rules Applicable to all Directors, Officers and Employees of Franklin Credit Management Corporation

I.	Directors, officers and employees of the Company shall comply with all laws applicable to the trading of Company securities.

II.	No director, officer or employee of the Company may buy or sell Company securities at any time that he or she possesses Material Nonpublic Information relating to the Company. See this Policy herein for a description of Material Nonpublic Information.

III.	No director, officer or employee of the Company may buy or sell securities of any other company if at the time he or she possesses Material Nonpublic Information relating to that company, including any information he or she has obtained during the course of his or her employment with the Company.

IV.	No director, officer or employee of the Company shall directly or indirectly (i) engage in “tipping” Material Nonpublic Information concerning the Company to anyone or (ii) communicate Material Nonpublic Information concerning the Company to anyone outside the Company or otherwise unless such communication is appropriate under the circumstances and has been properly authorized, and unless the person receiving the information has agreed, in writing if appropriate, to keep such information confidential. Persons with whom a director, officer or employee has a history, pattern or practice of sharing confidences - such as family members, close friends and financial and personal counselors - may be presumed to act on the basis of information known to the director, officer or employee; special care should be taken so that Material Nonpublic Information is not disclosed to such persons.

V.	No director, officer or employee of the Company shall permit any member of his or her family or other household member to engage in any of the activities described in I through IV above and each such family member shall comply, if applicable, with the Special Rules set forth on page 2 of this Policy. Family members include spouse, parent, child or brother or sister and anyone else sharing a home with a director, officer or employee.

VI.	Each director, officer and employee of the Company is responsible for ensuring that he or she is in compliance with this Policy before engaging in any transaction involving Company securities.

VII.	Directors, officers and employees of the Company are strongly discouraged from buying or selling put options, call options or other derivatives of Company securities, and from short sales of Company securities.

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Special Rules Applicable to Directors, those Officers of the Company who are subject to Section 16 of the Securities Exchange Act of 1934, and certain other employees that may be designated from time to time by the Company’s General Counsel (“Insiders”).

In addition to the restrictions applicable to all employees set forth above, Insiders shall not purchase or sell any Company securities, except:

a)	after first consulting and pre- clearing such transaction with the Company’s General Counsel, and

b)	only during the period commencing at the opening of the second full trading day after an earnings press release with respect to the preceding fiscal quarter and ending on the last business day of the current fiscal quarter (the “Window Period”).

Insiders shall not engage in short sales of Company securities. Insiders shall not buy or sell put options, call options, or other derivatives of Company securities.

Special Rules Applicable to Officers of the Company not subject to Section 16 of the 1934 Act, all assistants and secretaries of Insiders, and certain other employees that may be designated from time to time by the Company’s General Counsel (“Restricted Employees”).

In addition to the restrictions applicable to all employees set forth above, Restricted Employees shall not purchase or sell any Company securities except during a Window Period.

Restricted Employees are encouraged to consult with the Company’s General Counsel prior to trading.

Restricted Employees shall not engage in short sales of Company securities. Restricted Employees shall not buy or sell put options, call options, or other derivatives of Company securities.

Exceptions to this Policy may be made only with the written approval, prior to effecting the transaction, from the Company’s General Counsel and may be conditioned as the General Counsel deems advisable.

VIOLATIONS OF THE INSIDER TRADING LAWS CAN LEAD TO SIGNIFICANT FINES, IMPRISONMENT AND OTHER PENALTIES FOR THOSE INDIVIDUALS INVOLVED. FAILURE TO ADHERE STRICTLY TO THIS POLICY WILL RESULT IN SERIOUS CONSEQUENCES AND MAY RESULT IN TERMINATION OF EMPLOYMENT.

Types of Material Nonpublic Information

“Material Nonpublic Information” is information concerning a company that (A) is not generally known to the public and (B) if publicly known, would be likely to affect either the market price of the company’s securities or a person’s decision to buy, sell, or hold the company’s securities. Because this standard may be difficult to apply in everyday situations and is fact intensive, the following are examples of the types of information that courts have found to be material in past cases, and which likely would constitute material inside information if not generally known to the public. This list is not all-inclusive and is only intended as a guide.

  Announcements of Fundamental Corporate Changes - What is the company doing?
    an imminent acquisition, tender offer, merger or spin-off, plans to go into a new line of business;
    plans to engage in a new marketing strategy; or
    plans to introduce a new product.

  Financial Reporting - How is the company doing?
    earnings, profits and losses;
    adjustments of reported earnings;
    purchases, sales and revaluations of company assets;
    solvency problems such as litigation, final judgments, loan defaults, and losses of major clients or contracts, stock splits and dividend plans; or
    plans to repurchase securities or to go public with a new issue.

  Management Integrity - How is the company being managed?
    knowledge that management has engaged in self-dealing;
    knowledge that the company has been engaged in illegal activity;
    knowledge that the company is under investigation; or
     knowledge that a governmental body is about to begin an action against the company.
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Insider Trading Policy

I, ___________________, hereby certify that I have read and understand the above rules, and agree to adhere strictly to them. I further certify that I understand that failure to adhere to these rules will result in serious consequences and may result in termination of my employment with the Company.

Signature	Date

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